Exhibit (h)(24)

SPONSORED MEMBER JOINDER AGREEMENT

The funds listed below, being represented by the undersigned, hereby agree to be bound by all of the provisions of the FIXED INCOME CLEARING CORPORATION SPONSORED MEMBERSHIP AGREEMENT, dated October 10, 2017, by and between the Fixed Income Clearing Corporation, State Street Bank and Trust Company, and MassMutual Select Funds, MassMutual Premier Funds, MML Series Investment Fund, and MML Series Investment Fund II, each on behalf of its series set forth on Schedule 1 thereto or on Sponsored Member Joinder Agreements.

Funds Becoming Sponsored Members (both of which are series/portfolios of MML Series Investment Fund II)

MML iShares® 60/40 Allocation Fund MML iShares® 80/20 Allocation Fund

FIXED INCOME		MML SERIES INVESTMENT
CLEARING CORPORATION		FUND II, FOR AND ON BEHALF OF THE FUNDS SET FORTH ABOVE

By:	/s/ Richard Lanning	By:	/s/ Renee Hitchcock

Print Name: Richard Lanning		Print Name: Renee Hitchcock

Title: Executive Director		Title: CFO and Treasurer

Date: 12/15/2021		Date: June 30, 2021

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Harold O. Nichols

Print Name: Harold O. Nichols

Title: Managing Director

Date: 8/18/21